Pricing Supplement dated April 14, 2009 (To the Prospectus dated January 5, 2007; Prospectus Supplement dated February 28, 2007; and Product Prospectus Supplement dated October 20, 2008)

$5,025,000 Reverse Convertible Notes, each Linked to the Common Stock of a Single Reference Stock Issuer

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus January 5, 2007, the product prospectus supplement dated October 20, 2008 and the prospectus supplement dated February 28, 2007.

General:
This pricing supplement relates to eighteen (18) separate Reverse Convertible Notes (“RevCons”) offerings.  Each RevCon offering is a separate offering of Notes linked to one, and only one, Reference Stock.  All of the Notes offered hereby are collectively referred to as the “Notes”.  Some of the Notes have a duration of three months (“Three Month Notes”), and some of six months (“Six Month Notes”).The duration for each Note is indicated below. If you wish to participate in more than one RevCon offering, you must separately purchase the applicable Notes.  The Notes offered hereby do not represent Notes linked to a basket of some or all of the Reference Stocks.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series C

Pricing Date:	April 14, 2009

Issuance Date:	April 17, 2009

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Deposit Currency	U.S. Dollars

Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)

Coupon Payment Date (s):
The coupon will be paid on the 17th day of each month, unless that day is not a business day, in which case the coupon payment date will be the following day that is a business day.  The final coupon will be paid on the Maturity Date.

Three Month Notes:

Valuation Date:	July 14, 2009

Maturity Date:	July 17, 2009

Six Month Notes:

Valuation Date:	October 14, 2009

Maturity Date:	October 19, 2009

Reference Stock:

No.	Principal Amount	Reference Stock	Ticker	Coupon Rate	Strike Price	Barrier Price	Term	CUSIP

1233	$241,000	Apple Inc.	AAPL	12.75%	$118.31	$88.73	3 month	78008GL91

1234	$110,000	Amazon.com, Inc.	AMZN	15.75%	$77.22	$50.19	3 month	78008GM25

1235	$80,000	Bank of America Corporation	BAC	23.00%	$10.09	$6.05	3 month	78008GM33

1236	$497,000	Caterpillar Inc.	CAT	21.75%	$32.70	$21.26	3 month	78008GM41

1237	$220,000	Deere & Company	DE	19.25%	$37.02	$24.06	3 month	78008GM58

1238	$190,000	Devon Energy Corporation	DVN	20.50%	$49.74	$37.31	3 month	78008GM66

1239	$411,000	Freeport-McMoRan Copper & Gold, Inc.	FCX	25.00%	$44.26	$28.77	3 month	78008GM74

1240	$214,000	Frontier Oil Corporation	FTO	27.75%	$14.50	$9.43	3 month	78008GM82

1241	$988,000	General Electric Company	GE	20.75%	$11.51	$6.91	3 month	78008GM90

1242	$159,000	The Home Depot, Inc.	HD	16.00%	$25.34	$19.01	3 month	78008GN24

1243	$276,000	JPMorgan Chase & Co.	JPM	23.25%	$30.70	$18.42	3 month	78008GN32

1244	$17,000	Lowe's Companies, Inc.	LOW	18.25%	$19.83	$14.87	3 month	78008GN40

1245	$100,000	Microsoft Corporation	MSFT	12.25%	$19.35	$14.51	3 month	78008GN57

1246	$94,000	Nucor Corporation	NUE	25.50%	$42.69	$27.75	3 month	78008GN65

1247	$55,000	Union Pacific Corporation	UNP	10.75%	$46.17	$30.01	3 month	78008GN73

1248	$222,000	U.S. Bancorp	USB	23.50%	$16.55	$9.93	3 month	78008GN81

1249	$1,061,000	Wells Fargo & Company	WFC	23.50%	$18.27	$10.96	3 month	78008GN99

1250	$90,000	Pfizer Inc.	PFE	12.00%	$13.34	$10.01	6 month	78008GP22

Term:	As set forth above

Initial Share Price:	The price of the Reference Stock on the Pricing Date.

Final Share Price:	The price of the Reference Stock on the Valuation Date.

Payment at Maturity (if held to maturity):
For each $1,000 principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity unless:

(i)    the Final Stock Price is less than the Initial Stock Price; and

(ii) (a) for notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the trading price of the Reference Stock is less than the Barrier Price, or

(b) for notes subject to Close of Trading Day Monitoring, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value thereof.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

Investors in these Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

Monitoring Period:	From and excluding the Pricing Date to and including the Valuation Date

Monitoring Method:	Close of Trading Day

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Share Price.  If this number is not a round number then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Secondary Market:
RBC Capital Markets Corporation (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of their Notes prior to maturity may be less than the principal amount of such Notes.

Calculation Agent:	The Bank of New York

Listing:	None

Settlement:	DTC global notes

Terms Incorporated In the Master Note
All of the terms appearing above the item captioned “Secondary Market” on the cover page of this pricing supplement and the terms appearing under the caption “Specific Terms of the Reverse Convertible Notes” in the product supplement with respect to reverse convertible notes dated October 20, 2008.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-1 of the prospectus supplement dated February 28, 2007 and “Additional Risk Factors Specific To Your Notes” beginning on page PS-1 of the product prospectus supplement dated October 20, 2008 and “Selected Risk Considerations” in this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada

RevCon 1233	100%	1.50%	98.50%
	$241,000.00	$3,615.00	$237,385.00

RevCon 1234	100%	1.50%	98.50%
	$110,000.00	$1,650.00	$108,350.00

RevCon 1235	100%	1.25%	98.50%
	$80,000.00	$1,000.00	$79,000.00

RevCon 1236	100%	1.50%	98.50%
	$497,000.00	$7,455.00	$489,545.00

RevCon 1237	100%	1.50%	98.50%
	$220,000.00	$3,300.00	$216,700.00

RevCon 1238	100%	1.50%	98.50%
	$190,000.00	$2,850.00	$187,150.00

RevCon 1239	100%	1.50%	98.50%
	$411,000.00	$6,165.00	$404,835.00

	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada

RevCon 1240	100%	1.50%	98.50%
	$214,000.00	$3,210.00	$210,790.00

RevCon 1241	100%	1.50%	98.50%
	$988,000.00	$14,820.00	$973,180.00

RevCon 1242	100%	1.50%	98.50%
	$159,000.00	$2,385.00	$156,615.00

RevCon 1243	100%	1.50%	98.50%
	$276,000.00	$4,140.00	$271,860.00

RevCon 1244	100%	1.25%	98.75%
	$17,000.00	$212.50	$16,787.50

RevCon 1245	100%	1.50%	98.50%
	$100,000.00	$1,500.00	$98,500.00

RevCon 1246	100%	1.50%	98.50%
	$94,000.00	$1,410.00	$92,590.00

RevCon 1247	100%	1.50%	98.50%
	$55,000.00	$825.00	$54,175.00

RevCon 1248	100%	1.50%	98.50%
	$222,000.00	$3,330.00	$218,670.00

RevCon 1249	100%	1.50%	98.50%
	$1,061,000.00	$15,915.00	$1,045,085.00

RevCon 1250	100%	1.75%	98.25%
	$90,000.00	$1,575.00	$88,425.00

RBC Capital Markets Corporation
April 14, 2009

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated October 20, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated February 28, 2007 and “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement dated October 20, 2008, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/o34295e424b3.htm

•	Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/o35030e424b3.htm

•	Product Prospectus Supplement dated October 20, 2008:
http://idea.sec.gov/Archives/edgar/data/1000275/000121465908002315/0001214659-08-002315.txt

Our SEC file number is 333-139359.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only.  Assumptions in each of the examples are purely fictional and do not relate to any actual Reference Stock performance.  The hypothetical terms do not represent the terms of an actual Note.  The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the Reference Stock performance.

The table below illustrates the payment at maturity assuming an initial investment of $1,000 if the Final Share Price (as a percentage of the Initial Share Price) were any of the hypothetical prices shown in the left column.  We have assumed a Barrier Price of 80%.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Share Price and no market disruption events.  The second column shows the hypothetical payment at maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference Stock does not close below the Barrier Price on any day during the Monitoring Period.  The third column shows the hypothetical payment at maturity (as a percentage of the Principal Amount) in the case where the market price does close below the Barrier Price on any day during the Monitoring Period.  The fourth column shows the hypothetical Physical Delivery Amount assuming an Initial Share Price of $100 (as a number of shares of the Reference Stock).  The fifth column shows the hypothetical Cash Delivery Amount (as a percentage of the Initial Share Price), should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

The prices in the left column represent hypothetical Final Share Prices and are expressed as percentages of the Initial Share Price.  The amounts in the second and third columns represent the hypothetical payments at maturity, based on the corresponding hypothetical Final Share Prices.

Hypothetical Final Share Price as Percentage of Initial Share Price	If the closing market price of the Reference Stock does not fall below the Barrier Price on any day during the Monitoring Period: Hypothetical Payment at Maturity as Percentage of Principal Amount	If the closing market price of the Reference Stock falls below the Barrier Price on any day during the Monitoring Period: Hypothetical Payment at Maturity as Percentage of Principal Amount	Hypothetical Physical Delivery Amount as Number of Shares of the Reference Stock	Hypothetical Cash Delivery Amount as Percentage of Principal Amount
200.00%	100.00%	100.00%	n/a	n/a

175.00%	100.00%	100.00%	n/a	n/a

150.00%	100.00%	100.00%	n/a	n/a

125.00%	100.00%	100.00%	n/a	n/a

100.00%	100.00%	100.00%	n/a	n/a

95.00%	100.00%	Physical or Cash Delivery Amount	10	95.00%

90.00%	100.00%	Physical or Cash Delivery Amount	10	90.00%

85.00%	100.00%	Physical or Cash Delivery Amount	10	85.00%

80.00%	100.00%	Physical or Cash Delivery Amount	10	80.00%

79.50%	n/a	Physical or Cash Delivery Amount	10	79.50%

50.00%	n/a	Physical or Cash Delivery Amount	10	50.00%

25.00%	n/a	Physical or Cash Delivery Amount	10	25.00%

0.00%	n/a	Physical or Cash Delivery Amount	10	0.00%

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous.  The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered Notes or on an investment in the Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement dated October 20, 2008.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of Federal Income Tax Consequences” in the accompanying product prospectus supplement dated October 20, 2008.

Selected Purchase Considerations

•
Market Disruption Events and Adjustments —The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement dated October 20, 2008.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Reverse Convertible Notes—Consequences of Market Disruption Events” in the product prospectus supplement dated October 20, 2008.

•	Principal At Risk — Investors in these Notes could lose some or a substantial value of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

•	Certain U.S. Federal Income Tax Considerations:

•
RevCon 78008GL91 (AAPL):  1.12% of each stated interest payment (12.75% in total) will be treated as an interest payment and 11.63% of each stated interest payment (12.75% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM25 (AMZN):  1.12% of each stated interest payment (15.75% in total) will be treated as an interest payment and 14.63% of each stated interest payment (15.75% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM33 (BAC):  1.12% of each stated interest payment (23.00% in total) will be treated as an interest payment and 21.88% of each stated interest payment (23.00% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM41 (CAT):  1.12% of each stated interest payment (21.75% in total) will be treated as an interest payment and 20.63% of each stated interest payment (21.75% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM58 (DE):  1.12% of each stated interest payment (19.25% in total) will be treated as an interest payment and 18.13% of each stated interest payment (19.25% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM66 (DVN):  1.12% of each stated interest payment (20.50% in total) will be treated as an interest payment and 19.38% of each stated interest payment (20.50% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM74 (FCX):  1.12% of each stated interest payment (25.00% in total) will be treated as an interest payment and 23.88% of each stated interest payment (25.00% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM82 (FTO):  1.12% of each stated interest payment (27.75% in total) will be treated as an interest payment and 26.63% of each stated interest payment (27.75% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GM90 (GE):  1.12% of each stated interest payment (20.75% in total) will be treated as an interest payment and 19.63% of each stated interest payment (20.75% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN24 (HD):  1.12% of each stated interest payment (16.00% in total) will be treated as an interest payment and 14.88% of each stated interest payment (16.00% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN32 (JPM):  1.12% of each stated interest payment (23.25% in total) will be treated as an interest payment and 22.13% of each stated interest payment (23.25% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN40 (LOW):  1.12% of each stated interest payment (18.25% in total) will be treated as an interest payment and 17.13% of each stated interest payment (18.25% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN57 (MSFT):  1.12% of each stated interest payment (12.25% in total) will be treated as an interest payment and 11.13% of each stated interest payment (12.25% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN65 (NUE):  1.12% of each stated interest payment (25.50% in total) will be treated as an interest payment and 24.38% of each stated interest payment (25.50% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN73 (UNP):  1.12% of each stated interest payment (10.75% in total) will be treated as an interest payment and 9.63% of each stated interest payment (10.75% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN81 (USB):  1.12% of each stated interest payment (23.50% in total) will be treated as an interest payment and 22.38% of each stated interest payment (23.50% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GN99 (WFC):  1.12% of each stated interest payment (23.50% in total) will be treated as an interest payment and 22.38% of each stated interest payment (23.50% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008GP22 (PFE):  1.66% of each stated interest payment (12.00% in total) will be treated as an interest payment and 10.34% of each stated interest payment (12.00% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

For further discussion of the tax consequences applicable to an investor, please see the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated October 20, 2008.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement dated October 20, 2008.  In addition to the risks described in the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated October 20, 2008, you should consider the following:

•
You May Lose Some or All of Your Principal Amount — You may receive a lower payment at maturity than you would have received if you had invested in the Reference Stock directly.  If the Reference Stock performance is not positive, you may receive a payment at maturity of less than the principal amount of your Notes.

•
The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity — The price at which you purchase of the notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

Information Regarding the Issuers of the Reference Stocks

The Reference Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

•
Apple Inc.designs, manufactures, and markets personal computers, portable digital music players, and mobile communication devices and sells a variety of related software, services, peripherals, and networking solutions. The Company sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers, and value-added resellers. In addition, the Company sells a variety of third-party Macintosh (Mac), iPod and iPhone compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores, , and digital content through the iTunes Store. It sells to consumer, small and mid-sized business (SMB), education, enterprise, government, and creative customers.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 000-10030

•
Amazon.com, Inc. (Amazon.com) operates retail Websites, which enables its consumer customers to find and discover anything they might want to buy online. The Company's retail Websites include www.amazon.de, www.amazon.fr, www.amazon.co.jp, www.amazon.co.uk and the Joyo Amazon Websites at www.joyo.cn and www.amazon.cn. Amazon.com has organized its operations into two principal segments: North America and International. The North America segment includes Websites, such as www.amazon.com, www.amazon.ca, www.shopbop.com and www.endless.com. The International segment includes www.amazon.co.uk, www.amazon.de, www.amazon.co.jp and www.amazon.fr. In June 2008, the Company announced the acquisition of Fabric.com, an online fabric store that offers custom measured and cut fabrics, as well as patterns, sewing tools and accessories. In August 2008, Amazon.com purchased Shelfari. In December 2008, Amazon.com announced the completion of its acquisition of AbeBooks.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 000-22513

•
Bank of America Corporation (Bank of America) is a bank holding company and a financial holding company. Through its banking subsidiaries and various non-banking subsidiaries throughout the United States and in selected international markets, it provides a diversified range of banking and non-banking financial services and products through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking and Global Wealth and Investment Management. Bank of America operates in 50 states, the District of Columbia and more than 40 foreign countries. Bank of America has 6,100 banking centers, approximately 18,700 automated teller machines (ATMs), nationwide call centers, and online and mobile banking platforms. On January 1, 2009, Bank of America announced the purchase of Merrill Lynch & Co., Inc. On July 1, 2008, Bank of America completed the acquisition of Countrywide Financial Corporation.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-06523

•
Caterpillar Inc. operates in three principal lines of business: Machinery, Engines and Financial Products. Machinery deals with the design, manufacture, marketing and sales of construction, mining and forestry machinery. Engines business deals with the design, manufacture, marketing and sales of engines. Financial Products, consists primarily of Caterpillar Financial Services Corporation, Caterpillar Insurance Holdings, Inc., Caterpillar Power Ventures Corporation and their respective subsidiaries. In April 2007, the Company acquired Eurenov S.A.S. In November 2007, it announced the acquisition of the assets of the Blount Forestry Division and assumed product design, development and manufacturing responsibilities. In April 2008, Satyam Computer Services Limited acquired Caterpillar's market research and customer analytics operations.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-00768

•
Deere & Company (John Deere), through its subsidiaries, operates in four business segments. The agricultural equipment segment manufactures and distributes a full line of farm equipment and related service parts. The commercial and consumer equipment segment manufactures and distributes equipment, products and service parts for commercial and residential uses. The construction and forestry segment manufactures, distributes to dealers and sells at retail a range of machines and service parts used in construction, earthmoving, material handling and timber harvesting. The credit segment primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction and forestry equipment. In May 2008, the Company acquired T-Systems International, Inc. In June 2008, it acquired a 50 % equity investment in Xuzhou Xuwa Excavator Machinery Co., Ltd.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-04121

•
Devon Energy Corporation (Devon) is an independent energy company engaged primarily in oil and gas exploration, development and production, the acquisition of producing properties, the transportation of oil, gas and natural gas liquids and the processing of natural gas. Devon owns oil and gas properties principally in the United States and Canada and, to a lesser degree, various regions located outside North America, including Azerbaijan, Brazil and China. The Company also owns properties in West Africa. In addition to its oil and gas operations, Devon has marketing and midstream operations primarily in North America. These include marketing natural gas, crude oil and natural gas liquids (NGLs), and constructing and operating pipelines, storage and treating facilities and gas processing plants. In October 2007, the Company completed the sale of its operations in Egypt. In June 2008, the Company announced the completion of the sale of its oil and gas business in Equatorial Guinea.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-32318

•
Freeport-McMoran Copper & Gold Inc., through its wholly owned subsidiary, Phelps Dodge, and its majority-owned subsidiary, PT Freeport Indonesia, is a copper, gold and molybdenum mining company. In North America, the Company has six operating copper mines: Morenci, Bagdad, Sierrita and Safford in Arizona, and Chino and Tyrone in New Mexico, as well as one operating molybdenum mine: Henderson in Colorado. In South America, the Company has four operating copper mines: Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile. The Company owns a 53.56% interest in Cerro Verde, an 80% interest in both Candelaria and Ojos del Salado and a 5% interest in El Abra. It owns 90.64% of PT Freeport Indonesia, including 9.36% owned through its wholly owned subsidiary, PT Indocopper Investama. The Company also operates Atlantic Copper S.A. (Atlantic Copper). Atlantic Copper's operations involve the smelting and refining of copper concentrates.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-11307-01

•
Frontier Oil Corporation (Frontier) is an independent energy company engaged in crude oil refining and the wholesale marketing of refined petroleum products. The Company operates refineries (the Refineries) in Cheyenne, Wyoming and El Dorado, Kansas with a total annual average crude oil capacity of approximately 182,000 barrels per day (bpd). Frontier's Cheyenne Refinery has a permitted crude oil capacity of 52,000 bpd on a 12-month average. The Company markets its refined products primarily in the eastern slope of the Rocky Mountain region, which encompasses eastern Colorado (including the Denver metropolitan area), eastern Wyoming and western Nebraska (the Eastern Slope). The Cheyenne Refinery has a coking unit, which allows the refinery to process amounts of heavy crude oil for use as a feedstock. During the year ended December 31, 2008, heavy crude oil constituted approximately 76% of the Cheyenne Refinery's total crude oil charge.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-07627

•
General Electric Company (GE) is a diversified technology, media and financial services company. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and industrial products, it serves customers in more than 100 countries. In July 2008, the Company announced the organization of its business into four segments: GE Technology Infrastructure, GE energy infrastructure, GE Capital and Corporate Treasury and NBC Universal.In April 2008, GE Healthcare completed the acquisition of Whatman plc.In August 2008, GE Capital announced the completion of its acquisition of most of CitiCapital, Citigroup's North American commercial leasing and commercial equipment finance business. In September 2008, the Company sold its Japanese consumer finance business to Shinsei Bank.In October 2008, the Company's GE Healthcare unit acquired Vital Signs, Inc.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-00035

•
The Home Depot, Inc. is a home improvement retailer. The Company, together with its subsidiaries, operates The Home Depot stores, which are full-service, warehouse-style stores. The Home Depot stores sell an assortment of building materials, home improvement, and lawn and garden products, which are sold to do-it-yourself customers, do-it-for-me customers and professional customers. In addition, the Company operates EXPO Design Center stores (EXPO), which offer products and services primarily related to design and renovation projects. As of February 3, 2008, the Company operated 2,234 stores in total, which included 1,950 The Home Depot stores, 34 EXPO stores, five Yardbirds stores and two THD Design Center stores in the United States (including the territories of Puerto Rico, the Virgin Islands and Guam), 165 The Home Depot stores in Canada, 66 The Home Depot stores in Mexico and 12 The Home Depot stores in China. On August 30, 2007, the Company completed the sale of HD Supply.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-08207

•
JPMorgan Chase & Co. is a financial holding company. JPMorgan Chase's principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national bank that is the Company's credit card issuing bank. JPMorgan Chase's principal non-banking subsidiary is J.P. Morgan Securities Inc., its United States investment banking firm. The bank and non-bank subsidiaries of JPMorgan Chase operate nationally, as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks. In January 2008, JPMorgan Chase acquired an additional equity interest in Highbridge Capital Management, LLC. On May 30, 2008, the Company acquired The Bear Stearns Companies Inc. In September 2008, JPMorgan Chase acquired all deposits, assets and certain liabilities of Washington Mutual's (WM) banking operations from the Federal Deposit Insurance Corporation (FDIC).

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-05805

•
Lowe's Companies, Inc. is a home improvement retailer, with specific emphasis on retail do-it-yourself (DIY) customers, do-it-for-me (DIFM) customers, who utilize its installation services, and commercial business customers. The Company offers a line of products and services for home decorating, maintenance, repair, remodeling and property maintenance. As of February 1, 2008, it operated 1,534 stores in 50 states and Canada, with 174 million square feet of retail selling space. Lowe's Companies, Inc. serves homeowners, renters and commercial business customers. Homeowners and renters primarily consist of do-it-yourselfers, and others buying for personal and family use. Commercial business customers include repair and remodeling contractors, electricians, landscapers, painters, plumbers, and commercial and residential property maintenance professionals, among others.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-07898

•
Microsoft Corporation develops, manufactures, licenses and supports a range of software products for computing devices. The Company's software products include operating systems for servers, personal computers and intelligent devices, server applications for distributed computing environments, information worker productivity applications, business solution applications, high-performance computing applications and software development tools and video games. It provides consulting and product support services, and trains and certifies computer system integrators and developers. Microsoft Corporation sells the Xbox 360 video game console and games, the Zune digital music and entertainment device, PC games, and peripherals. The Company has five segments: Client, Server and Tools, the Online Services Business, the Microsoft Business Division, and the Entertainment and Devices Division.In June 2008, the Company acquired Navic Networks. In September 2008, it acquired DATAllegro Inc.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 000-14278

•
Nucor Corporation is engaged in the manufacture and sale of steel and steel products. The Company operates in two business segments: steel mills and steel products. Principal products from the steel mills segment include hot-rolled steel and cold-rolled steel. Steel mills segment's hot-rolled steel products include angles, rounds, flats, channels, sheet, wide-flange beams, pilings, billets, blooms, beam blanks and plate. Principal products from the steel products segment include steel joists and joist girders, steel deck, cold finished steel, steel fasteners, metal building systems and light gauge steel framing. In March 2008, Nucor Corporation completed the acquisition of SHV North America Corporation, which owns 100% of The David J. Joseph Company (DJJ) and related affiliates. In April 2008, Nucor Corporation completed the acquisition of substantially all the assets of Metal Recycling Services Inc. MRS will operate under the name, Metal Recycling Services, LLC.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-04119

•
Pfizer Inc. (Pfizer) is a research-based, global pharmaceutical company. The Company discovers, develops, manufactures and markets prescription medicines for humans and animals. It operates in two business segments: Pharmaceutical and Animal Health. Pfizer also operates several other businesses, including the manufacture of gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. In June 2008, Pfizer completed the acquisition of all remaining outstanding shares of common stock of Encysive Pharmaceuticals, Inc. through a merger of Pfizer's wholly owned subsidiary, Explorer Acquisition Corp., with and into Encysive. In June 2008, it also completed the acquisition of Serenex, Inc., a biotechnology company with a Heat Shock Protein 90 development portfolio. In January 2008, the Company completed the acquisition of Coley Pharmaceutical Group, Inc., a company whose area of capability is immunotherapy with emphasis on Toll-like receptor research and development.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-03619

•
Union Pacific Corporation (UPC) is engaged in the transportation business. The Company's operating company, Union Pacific Railroad Company (UPRR), links 23 states in the western two-thirds of the United States. Union Pacific Railroad Company's business mix includes agricultural products, automotive, chemicals, energy, industrial products and intermodal. UPRR has approximately 32,012 route miles, linking Pacific Coast and Gulf Coast ports with the Midwest and eastern United States gateways and providing several corridors to Mexican gateways. The freight traffic consists of bulk, manifest and premium business. Bulk traffic consists of coal, grain, rock, or soda ash in unit trains. Manifest traffic is individual carload or less than train-load business, including commodities, such as lumber, steel, paper and food. The transportation of finished vehicles and intermodal containers is part of the premium business.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-06075

•
U.S. Bancorp and its subsidiaries is a multi-state financial services holding company. The Company provides financial services, including lending and depository services in 24 states. It provides credit card, merchant, and automated teller machine (ATM) processing, mortgage banking, insurance, trust and investment management, brokerage, and leasing activities in domestic markets. The Company's segments include Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. The banking subsidiaries are engaged in the general banking business in domestic markets. The non-banking subsidiaries offer investment and insurance products to customers and mutual fund processing services to a range of mutual funds. In November 2008, U.S. Bancorp announced that U.S. Bank National Association has acquired the banking operations of Downey Savings & Loan Association, F.A. and PFF Bank & Trust.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-06880

•
Wells Fargo & Company is a financial holding company and a bank holding company. It is a diversified financial services company. It provides retail, commercial and corporate banking services through banking stores located in 23 states. It provides other financial services through subsidiaries engaged in various businesses, principally wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency and brokerage services, computer and data processing services, trust services, investment advisory services and venture capital investment. It has three segments: Community Banking, Wholesale Banking and Wells Fargo Financial. Effective December 31, 2008, Wells Fargo & Co. announced that it has completed its merger with Wachovia Corporation.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-02979

Historical Information

The graphs below set forth the historical performances of the Reference Stocks.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2005, 2006, 2007, 2008 the first quarter of 2009, as well as for the period from April 1, 2009 through April 14, 2009. (No price provided in the table for a particular period indicates that such Reference Stock was not traded at such time.)

We obtained the information regarding the historical performance of the Reference Stocks in the charts below from Bloomberg Financial Markets and FactSet Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and FactSet Research Systems Inc.  The historical performance of the Reference Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market prices of each Reference Stock on the Valuation Date.  We cannot give you assurance that the performance of each Reference Stock will result in any return in addition to your initial investment.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	45.44	31.3	41.67
4/1/2005	6/30/2005	44.45	33.11	36.81
7/1/2005	9/30/2005	54.56	36.29	53.61
10/1/2005	12/30/2005	75.46	47.87	71.89

1/1/2006	3/31/2006	86.4	57.67	62.72
4/1/2006	6/30/2006	73.8	55.41	57.27
7/1/2006	9/29/2006	77.78	50.16	76.98
9/30/2006	12/29/2006	93.159	72.6	84.84

1/1/2007	3/30/2007	97.8	81.9	92.91
3/31/2007	6/29/2007	127.61	89.6	122.04
6/30/2007	9/28/2007	155	111.62	153.47
9/29/2007	12/31/2007	202.96	150.63	198.08

1/1/2008	3/31/2008	200.26	115.44	143.5
4/1/2008	6/30/2008	192.24	143.61	167.44
7/1/2008	9/30/2008	180.91	100.59	113.66
10/1/2008	12/31/2008	116.4	79.14	85.35

1/1/2009	3/31/2009	109.98	78.2	105.12
4/1/2009	4/14/2009	120.98	103.89	118.31

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	45.44	32.82	34.27
4/1/2005	6/30/2005	36.99	30.6	33.09
7/1/2005	9/30/2005	46.97	32.79	45.3
10/1/2005	12/30/2005	50.001	38.72	47.15

1/1/2006	3/31/2006	48.58	35.1391	36.53
4/1/2006	6/30/2006	38.84	31.52	38.68
7/1/2006	9/29/2006	38.62	25.76	32.12
9/30/2006	12/29/2006	43.25	30.58	39.46

1/1/2007	3/30/2007	42	36.3	39.79
3/31/2007	6/29/2007	74.72	39.55	68.41
6/30/2007	9/28/2007	94.26	68.01	93.15
9/29/2007	12/31/2007	101.09	76.5	92.64

1/1/2008	3/31/2008	97.43	61.2	71.3
4/1/2008	6/30/2008	84.88	70.65	73.33
7/1/2008	9/30/2008	91.75	61.32	72.76
10/1/2008	12/31/2008	71.99	34.68	51.28

1/1/2009	3/31/2009	75.61	47.63	73.44
4/1/2009	4/14/2009	80	71.71	77.22

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	47.2	43.4	44.1
4/1/2005	6/30/2005	47.44	43.47	45.61
7/1/2005	9/30/2005	46.05	41.13	42.1
10/1/2005	12/30/2005	47.25	41.38	46.15

1/1/2006	3/31/2006	47.24	42.75	45.54
4/1/2006	6/30/2006	50.5	45.26	48.1
7/1/2006	9/29/2006	54	47.59	53.57
9/30/2006	12/29/2006	55.08	51.32	53.39

1/1/2007	3/30/2007	54.21	48.36	51.02
3/31/2007	6/29/2007	52.2	48.55	48.89
6/30/2007	9/28/2007	52.78	46.52	50.27
9/29/2007	12/31/2007	52.96	40.61	41.26

1/1/2008	3/31/2008	45.08	33.12	37.91
4/1/2008	6/30/2008	41.8641	22.44	23.87
7/1/2008	9/30/2008	39.5	18.44	35
10/1/2008	12/31/2008	38.5	10.01	14.08

1/1/2009	3/31/2009	14.81	2.53	6.82
4/1/2009	4/14/2009	11.58	6.44	10.09

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	49.98	43.2	45.72
4/1/2005	6/30/2005	51.49	41.305	47.655
7/1/2005	9/30/2005	59.88	47.425	58.75
10/1/2005	12/30/2005	59.84	48.25	57.77

1/1/2006	3/31/2006	77.21	57.05	71.81
4/1/2006	6/30/2006	82.03	64.41	74.48
7/1/2006	9/29/2006	75.43	62.09	65.8
9/30/2006	12/29/2006	70.92	58.82	61.33

1/1/2007	3/30/2007	68.43	57.98	67.03
3/31/2007	6/29/2007	82.89	65.86	78.3
6/30/2007	9/28/2007	87	70.59	78.43
9/29/2007	12/31/2007	82.74	67	72.56

1/1/2008	3/31/2008	78.63	59.6	78.29
4/1/2008	6/30/2008	85.96	72.56	73.82
7/1/2008	9/30/2008	75.87	58.11	59.6
10/1/2008	12/31/2008	59.03	31.95	44.67

1/1/2009	3/31/2009	47.12	21.71	27.96
4/1/2009	4/14/2009	33.94	27.44	32.7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	37.205	32.6	33.565
4/1/2005	6/30/2005	34.7	29.35	32.745
7/1/2005	9/30/2005	36.99	29.905	30.6
10/1/2005	12/30/2005	35.5	28.495	34.055

1/1/2006	3/31/2006	40	33.805	39.525
4/1/2006	6/30/2006	45.99	38.1932	41.745
7/1/2006	9/29/2006	42.485	33.45	41.955
9/30/2006	12/29/2006	50.7	41.505	47.535

1/1/2007	3/30/2007	58.25	45.115	54.32
3/31/2007	6/29/2007	62.82	51.585	60.37
6/30/2007	9/28/2007	74.95	56.955	74.21
9/29/2007	12/31/2007	93.74	70.175	93.12

1/1/2008	3/31/2008	94.7658	71.2	80.44
4/1/2008	6/30/2008	94.89	70.16	72.13
7/1/2008	9/30/2008	74.18	46.18	49.5
10/1/2008	12/31/2008	49.49	28.5	38.32

1/1/2009	3/31/2009	46.76	24.51	32.87
4/1/2009	4/14/2009	38.39	31.88	37.02

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	49.42	36.48	47.75
4/1/2005	6/30/2005	52.31	40.6	50.68
7/1/2005	9/30/2005	70.35	50.75	68.64
10/1/2005	12/30/2005	69.79	54.01	62.54

1/1/2006	3/31/2006	69.97	55.3	61.17
4/1/2006	6/30/2006	65.25	48.94	60.41
7/1/2006	9/29/2006	74.75	57.19	63.15
9/30/2006	12/29/2006	74.49	58.55	67.08

1/1/2007	3/30/2007	71.24	62.8	69.22
3/31/2007	6/29/2007	83.92	69.3	78.29
6/30/2007	9/28/2007	85.2	69.01	83.2
9/29/2007	12/31/2007	94.75	80.05	88.91

1/1/2008	3/31/2008	108.13	74.56	104.33
4/1/2008	6/30/2008	127.16	101.31	120.16
7/1/2008	9/30/2008	127.43	82.1	91.2
10/1/2008	12/31/2008	91.69	54.4	65.71

1/1/2009	3/31/2009	73.11	38.55	44.69
4/1/2009	4/14/2009	51.18	43.35	49.74

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	39.8195	31.8556	36.3727
4/1/2005	6/30/2005	37.0155	28.9439	34.38
7/1/2005	9/30/2005	45.9548	34.0862	45.1282
10/1/2005	12/30/2005	52.3354	40.3173	50.4288

1/1/2006	3/31/2006	60.927	44.158	56.5894
4/1/2006	6/30/2006	68.358	41.4617	53.3038
7/1/2006	9/29/2006	59.9222	45.7714	51.9578
9/30/2006	12/29/2006	62.1425	46.4362	55.73

1/1/2007	3/30/2007	67.19	48.85	66.19
3/31/2007	6/29/2007	85.5	65.62	82.82
6/30/2007	9/28/2007	110.6	67.07	104.89
9/29/2007	12/31/2007	120.2	85.71	102.44

1/1/2008	3/31/2008	107.37	68.96	96.22
4/1/2008	6/30/2008	127.24	93	117.19
7/1/2008	9/30/2008	117.11	51.21	56.85
10/1/2008	12/31/2008	56.75	15.7	24.44

1/1/2009	3/31/2009	43.45	21.16	38.11
4/1/2009	4/14/2009	46.22	36.6	44.26

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	9.003	5.8312	8.8468
4/1/2005	6/30/2005	14.5512	9.003	14.3218
7/1/2005	9/30/2005	22.5343	12.9555	21.6413
10/1/2005	12/30/2005	22.383	15.3905	18.765

1/1/2006	3/31/2006	30.98	18.99	29.675
4/1/2006	6/30/2006	33.1	23.75	32.4
7/1/2006	9/29/2006	37.8	24.33	26.58
9/30/2006	12/29/2006	33	24	28.74

1/1/2007	3/30/2007	33.75	25.47	32.64
3/31/2007	6/29/2007	45.75	31.95	43.77
6/30/2007	9/28/2007	49.1	31.61	41.64
9/29/2007	12/31/2007	49.13	39.54	40.58

1/1/2008	3/31/2008	41	25.22	27.26
4/1/2008	6/30/2008	33	23.03	23.91
7/1/2008	9/30/2008	24.26	16.49	18.42
10/1/2008	12/31/2008	18.38	7.51	12.63

1/1/2009	3/31/2009	16.84	11.8	12.79
4/1/2009	4/14/2009	15.19	12.31	14.5

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	36.89	34.95	36.06
4/1/2005	6/30/2005	37.34	34.15	34.65
7/1/2005	9/30/2005	35.78	32.85	33.67
10/1/2005	12/30/2005	36.34	32.67	35.05

1/1/2006	3/31/2006	35.63	32.21	34.78
4/1/2006	6/30/2006	35.24	32.78	32.96
7/1/2006	9/29/2006	35.65	32.06	35.3
9/30/2006	12/29/2006	38.49	34.62	37.21

1/1/2007	3/30/2007	38.28	33.9	35.36
3/31/2007	6/29/2007	39.77	34.55	38.28
6/30/2007	9/28/2007	42.07	36.2	41.4
9/29/2007	12/31/2007	42.15	36.07	37.07

1/1/2008	3/31/2008	37.742	31.65	37.01
4/1/2008	6/30/2008	38.52	26.15	26.69
7/1/2008	9/30/2008	30.39	22.16	25.5
10/1/2008	12/31/2008	25.75	12.58	16.2

1/1/2009	3/31/2009	17.24	5.7279	10.11
4/1/2009	4/14/2009	12.5	9.8	11.51

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	43.27	37.44	38.24
4/1/2005	6/30/2005	40.93	34.56	38.9
7/1/2005	9/30/2005	43.98	37.144	38.14
10/1/2005	12/30/2005	43.3	37.48	40.48

1/1/2006	3/31/2006	43.95	38.5	42.3
4/1/2006	6/30/2006	42.93	35.63	35.79
7/1/2006	9/29/2006	37.65	32.85	36.27
9/30/2006	12/29/2006	40.37	35.55	40.16

1/1/2007	3/30/2007	42.01	36.35	36.74
3/31/2007	6/29/2007	41.19	36.6	39.35
6/30/2007	9/28/2007	41.01	31.85	32.44
9/29/2007	12/31/2007	34.55	25.57	26.94

1/1/2008	3/31/2008	31.08	23.77	27.97
4/1/2008	6/30/2008	30.5	23.32	23.42
7/1/2008	9/30/2008	30.74	20.76	25.89
10/1/2008	12/31/2008	26.09	17.05	23.02

1/1/2009	3/31/2009	25.49	17.49	23.56
4/1/2009	4/14/2009	26.1	22.92	25.34

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	39.69	34.32	34.6
4/1/2005	6/30/2005	36.5	33.35	35.32
7/1/2005	9/30/2005	35.95	33.31	33.93
10/1/2005	12/30/2005	40.56	32.92	39.69

1/1/2006	3/31/2006	42.43	37.88	41.64
4/1/2006	6/30/2006	46.8	39.33	42
7/1/2006	9/29/2006	47.49	40.4	46.96
9/30/2006	12/29/2006	49	45.51	48.3

1/1/2007	3/30/2007	51.95	45.91	48.38
3/31/2007	6/29/2007	53.25	47.7	48.45
6/30/2007	9/28/2007	50.48	42.16	45.82
9/29/2007	12/31/2007	48.02	40.15	43.65

1/1/2008	3/31/2008	49.29	36.01	42.95
4/1/2008	6/30/2008	49.95	33.96	34.31
7/1/2008	9/30/2008	49	29.24	46.7
10/1/2008	12/31/2008	50.63	19.69	31.53

1/1/2009	3/31/2009	31.64	14.96	26.58
4/1/2009	4/14/2009	34.15	25.29	30.7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	29.985	27.535	28.545
4/1/2005	6/30/2005	29.995	25.36	29.11
7/1/2005	9/30/2005	34.475	28.5	32.2
10/1/2005	12/30/2005	34.85	28.915	33.33

1/1/2006	3/31/2006	34.825	30.58	32.22
4/1/2006	6/30/2006	33.48	29.5	30.335
7/1/2006	9/29/2006	31.15	26.15	28.06
9/30/2006	12/29/2006	31.98	27.85	31.15

1/1/2007	3/30/2007	35.74	29.87	31.49
3/31/2007	6/29/2007	33.19	30.35	30.69
6/30/2007	9/28/2007	32.53	25.98	28.02
9/29/2007	12/31/2007	31.72	21.01	22.62

1/1/2008	3/31/2008	26.87	19.94	22.94
4/1/2008	6/30/2008	27.18	20.52	20.75
7/1/2008	9/30/2008	28.49	18	23.69
10/1/2008	12/31/2008	23.73	15.76	21.52

1/1/2009	3/31/2009	23.17	13	18.25
4/1/2009	4/14/2009	20.62	17.65	19.83

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	27.1	23.82	24.17
4/1/2005	6/30/2005	26.09	23.94	24.84
7/1/2005	9/30/2005	27.94	24.5	25.73
10/1/2005	12/30/2005	28.25	24.25	26.15

1/1/2006	3/31/2006	28.38	26.1	27.21
4/1/2006	6/30/2006	27.941	21.4599	23.3
7/1/2006	9/29/2006	27.52	22.23	27.35
9/30/2006	12/29/2006	30.26	27.15	29.86

1/1/2007	3/30/2007	31.48	26.6	27.87
3/31/2007	6/29/2007	31.16	27.56	29.47
6/30/2007	9/28/2007	31.84	27.51	29.46
9/29/2007	12/31/2007	37.5	29.29	35.6

1/1/2008	3/31/2008	35.96	26.87	28.38
4/1/2008	6/30/2008	32.1	27.11	27.51
7/1/2008	9/30/2008	28.5	23.5	26.69
10/1/2008	12/31/2008	27.47	17.5	19.44

1/1/2009	3/31/2009	21	14.87	18.37
4/1/2009	4/14/2009	19.89	18.18	19.35

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	29.8132	21.4056	26.2962
4/1/2005	6/30/2005	27.1139	20.9218	20.9539
7/1/2005	9/30/2005	28.2019	21.009	27.2116
10/1/2005	12/30/2005	32.3873	23.9087	31.0079

1/1/2006	3/31/2006	51.2772	31.2635	48.9367
4/1/2006	6/30/2006	56.3199	41.843	51.1612
7/1/2006	9/29/2006	52.755	42.5511	47.1488
9/30/2006	12/29/2006	64.3544	45.2529	52.5473

1/1/2007	3/30/2007	64.7589	51.1437	63.0927
3/31/2007	6/29/2007	67.7426	54.7868	57.3078
6/30/2007	9/28/2007	63.2682	40.6675	58.6004
9/29/2007	12/31/2007	64.02	49.3773	58.6484

1/1/2008	3/31/2008	74.9396	47.2594	67.2708
4/1/2008	6/30/2008	82.9812	65.4336	74.3454
7/1/2008	9/30/2008	73.5688	35.48	39.5
10/1/2008	12/31/2008	48.29	25.25	46.2

1/1/2009	3/31/2009	49	29.84	38.17
4/1/2009	4/14/2009	44.25	37.28	42.69

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	27.35	23.8	26.27
4/1/2005	6/30/2005	29.21	25.52	27.58
7/1/2005	9/30/2005	27.82	24.67	24.97
10/1/2005	12/30/2005	25.57	20.27	23.32

1/1/2006	3/31/2006	26.84	23.6	24.92
4/1/2006	6/30/2006	25.72	22.51	23.47
7/1/2006	9/29/2006	28.58	22.16	28.36
9/30/2006	12/29/2006	28.6	23.75	25.9

1/1/2007	3/30/2007	27.41	24.55	25.26
3/31/2007	6/29/2007	27.73	25.23	25.57
6/30/2007	9/28/2007	26.15	23.13	24.43
9/29/2007	12/31/2007	25.71	22.24	22.73

1/1/2008	3/31/2008	24.24	20.19	20.93
4/1/2008	6/30/2008	21.6	17.12	17.47
7/1/2008	9/30/2008	20.13	17.16	18.44
10/1/2008	12/31/2008	19.39	14.26	17.71

1/1/2009	3/31/2009	18.48	11.62	13.62
4/1/2009	4/14/2009	14.185	13.21	13.34

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	35.05	29.09	34.85
4/1/2005	6/30/2005	35.095	30.425	32.4
7/1/2005	9/30/2005	36.1	31.76	35.85
10/1/2005	12/30/2005	40.63	33.445	40.255

1/1/2006	3/31/2006	46.865	38.81	46.675
4/1/2006	6/30/2006	48.745	41.915	46.48
7/1/2006	9/29/2006	46.48	39.325	44
9/30/2006	12/29/2006	48.08	43.135	46.01

1/1/2007	3/30/2007	52.92	44.79	50.775
3/31/2007	6/29/2007	61.395	50.205	57.575
6/30/2007	9/28/2007	64.68	49.69	56.53
9/29/2007	12/31/2007	68.78	55.035	62.81

1/1/2008	3/31/2008	65.285	52.66	62.69
4/1/2008	6/30/2008	82.76	62.98	75.5
7/1/2008	9/30/2008	85.8	67.34	71.16
10/1/2008	12/31/2008	71.78	41.84	47.8

1/1/2009	3/31/2009	54.66	33.28	41.11
4/1/2009	4/14/2009	47.33	39.82	46.17

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	31.36	28.17	28.82
4/1/2005	6/30/2005	29.91	26.8	29.2
7/1/2005	9/30/2005	30.91	27.77	28.08
10/1/2005	12/30/2005	31.21	27.32	29.89

1/1/2006	3/31/2006	31.31	28.99	30.5
4/1/2006	6/30/2006	31.89	30.17	30.88
7/1/2006	9/29/2006	33.42	30.54	33.22
9/30/2006	12/29/2006	36.85	32.96	36.19

1/1/2007	3/30/2007	36.84	34.4	34.97
3/31/2007	6/29/2007	35.18	32.74	32.95
6/30/2007	9/28/2007	34.17	29.09	32.53
9/29/2007	12/31/2007	34.25	30.21	31.74

1/1/2008	3/31/2008	35.01	27.86	32.36
4/1/2008	6/30/2008	35.25	27.78	27.89
7/1/2008	9/30/2008	42.23	20.57	36.02
10/1/2008	12/31/2008	37.31	20.22	25.01

1/1/2009	3/31/2009	25.43	8.06	14.61
4/1/2009	4/14/2009	18.2	13.92	16.55

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2005	3/31/2005	31.375	29.075	29.9
4/1/2005	6/30/2005	31.11	28.885	30.79
7/1/2005	9/30/2005	31.435	29	29.285
10/1/2005	12/30/2005	32.35	28.81	31.415

1/1/2006	3/31/2006	32.755	30.31	31.935
4/1/2006	6/30/2006	34.855	31.9	33.54
7/1/2006	9/29/2006	36.89	33.355	36.18
9/30/2006	12/29/2006	36.99	34.9	35.56

1/1/2007	3/30/2007	36.64	33.01	34.43
3/31/2007	6/29/2007	36.49	33.93	35.17
6/30/2007	9/28/2007	37.99	32.66	35.62
9/29/2007	12/31/2007	37.78	29.29	30.19

1/1/2008	3/31/2008	34.56	24.38	29.1
4/1/2008	6/30/2008	32.4	23.46	23.75
7/1/2008	9/30/2008	44.675	20.46	37.53
10/1/2008	12/31/2008	38.95	19.89	29.48

1/1/2009	3/31/2009	30.47	7.8	14.24
4/1/2009	4/14/2009	19.95	13.65	18.27

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about April 17, 2009, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus supplement dated February 28, 2007.

Supplemental Discussion of Canadian Tax Consequences

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated October 20, 2008 and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the “Act”) to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm’s length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

Anti-dilution Adjustments

Anti-dilution adjustments shall be determined according to “General Terms of the Reverse Convertible Notes—Anti-dilution Adjustments” beginning on page PS-10 of the product prospectus supplement dated October 20, 2008, except that, in connection with reverse stock splits, the Initial Reference Stock Price will not be adjusted, unless the reverse stock split occurs after the Pricing Date and on or before the Valuation Date.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter.  This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

$5,025,000

Royal Bank of Canada

Senior Global Medium-Term Notes, Series C

Reverse Convertible Notes

April 14, 2009